UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2021
Unit Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 South Unit Drive,	Tulsa,	Oklahoma	74132	US
(Address of principal executive offices)			(Zip Code)	(Country)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A*

* The registrant’s common stock is currently quoted on the OTC Pink under the ticker symbol “UNTC”.

Introductory Note

On May 22, 2020, Unit Corporation (Company) and its wholly-owned subsidiaries, Unit Petroleum Company (UPC), Unit Drilling Company (UDC), 8200 Unit Drive, L.L.C. (8200 Unit), Unit Drilling Colombia, L.L.C. (Unit Drilling Colombia) and Unit Drilling USA Colombia, L.L.C. (Unit Drilling USA and with the Company, UPC, UDC, 8200 Unit and Unit Drilling Colombia, the Debtors) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (Bankruptcy Court). The Debtors’ Chapter 11 cases (Chapter 11 Cases) were jointly administered under the caption In re Unit Corporation, et al., Case No. 20-32740 (DRJ).

On August 6, 2020, the Bankruptcy Court entered an order [Docket No. 340] confirming the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 320] (as amended, supplemented, and modified, the Plan).

On September 3, 2020 (Effective Date), the Plan’s conditions to effectiveness were satisfied, and the Debtors emerged from the Chapter 11 Cases. On emergence from the Chapter 11 Cases all claims in respect of the Company’s 6.625% senior subordinated notes due 2021 (Subordinated Notes) were canceled. Holders of the Subordinated Notes claims became entitled to receive shares of the Company’s common stock, par value $0.01 per share (New Common Stock) under the Plan. In addition, holders of the Company’s old common stock that did not opt-out of the releases under the Plan became entitled to receive warrants to acquire New Common Stock (Warrants). On December 21, 2020, the Company issued approximately 1.8 million Warrants to holders of the Company’s old common stock that did not opt-out of the releases under the Plan and that owned their shares of old common stock in street name through the facilities of The Depository Trust Company (DTC). On February 11, 2021, the Company issued approximately 42,500 Warrants to holders of the Company’s old common stock that did not opt-out of the releases under the Plan and that owned their shares of old common stock through direct registration with the Company’s transfer agent (Direct Registration).

Item 8.01 Other Events.

Issuance of Warrants

On July 29, 2021, the Company initiated the issuance of approximately 10,500 Warrants to holders of the Company’s old common stock that did not opt-out of the releases under the Plan and that owned their shares of old common stock through Direct Registration. Under the Plan, all Warrants were issued in book-entry form through the facilities of DTC.

The Company expects to issue approximately 26,100 more Warrants to the holders of the old common stock that did not opt-out of the releases under the Plan and owned their shares through Direct Registration. Under the Plan, such additional Warrants will be issued in book-entry form through the facilities of DTC, and each holder owning shares of old common stock through Direct Registration must provide that holder’s brokerage account information to the Company to receive such holder’s distribution of Warrants. Holders of shares of the old common stock that owned shares through Direct Registration should contact Prime Clerk, LLC at (877) 720-6581 (Toll Free) or (646) 979-4412 (Local) to obtain the forms necessary to receive their distribution. Any distribution not made will be deemed forfeited at the first anniversary of the Effective Date.

The exercise price of the Warrants will be determined, and the Warrants will become exercisable once the Debtors have completed the claims reconciliation process and resolved any objections to disputed claims. The Company will calculate the initial exercise price per share for the Warrants, which will be set at an amount that implies a recovery by holders of the Subordinated Notes of the $650 million principal amount of the Subordinated Notes plus interest thereon to the May 15, 2021 maturity date of the Subordinated Notes. The Warrants will expire on the earliest of (i) September 3, 2027, (ii) the consummation of a Cash Sale, as defined in the Warrant Agreement, dated as of September 3, 2020, between the Company and American Stock Transfer & Trust Company, LLC (Warrant Agreement), and (iii) the consummation of a liquidation, dissolution, or winding up of the Company (such earliest date, the Expiration Date). Each Warrant not exercised by the Expiration Date will expire, and all rights under the Warrants and the Warrant Agreement will cease on the Expiration Date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: August 4, 2021	By:	/s/ Drew Harding
Drew Harding Vice President, Secretary & General Counsel

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